Exhibit 99.1

Press Release

DENVER, CO—April 29, 2014	Contact: Chris Van Ens
Phone: 720.348.7762

UDR ANNOUNCES FIRST QUARTER 2014 RESULTS

~ Reports First Quarter AFFO per Share of $0.33 ~

First Quarter 2014 Highlights:

•	Funds from Operations (“FFO”) per share was $0.36 (+3% year-over-year), FFO as Adjusted per share was $0.36 (+6%), and AFFO per share was $0.33 (+6%).

•	Year-over-year same-store revenue and net operating income (“NOI”) growth for the quarter were 4.5 percent and 5.6 percent, respectively.

•	Completed three development communities containing 891 apartment homes at an aggregated estimated cost of $295 million. The communities are located in San Francisco, CA, College Park, MD and Mission Viejo, CA.

•	Acquired the Pacific City land parcel in Huntington Beach, CA for $78 million. The 516 apartment home development site is fully entitled, has immediate access to high-end retail and the Pacific Coast Highway and is three blocks from the Huntington Beach Pier.

•	Sold the Presidio at Rancho del Oro, a 27 year-old, 264 home community located in North County San Diego for $48.7 million.

•	Sold its minority ownership interests in two UDR / MetLife I Joint Venture operating communities to MetLife, and subsequent to quarter end, increased its ownership interest from 12 percent to 50 percent in the remaining six operating communities in the UDR / MetLife I Joint Venture. These six communities were contributed to the UDR / MetLife II Joint Venture. The Company paid MetLife approximately $79 million, net, for the additional ownership interests.

•	Increased its annualized declared dividend to $1.04 per share, an 11 percent increase versus 2013.

	Q1 2014	Q1 2013
FFO per share	$0.36	$0.35
Gain on sale of land	(0.004)	—
Casualty-related (recoveries) / charges, net	0.002	(0.011)
FFO as Adjusted per share	$0.36	$0.34
Recurring capital expenditures	(0.025)	(0.026)
AFFO per share	$0.33	$0.31

A reconciliation of FFO, FFO as Adjusted and AFFO to GAAP Net Income attributable to UDR, Inc. can be found on Attachment 2 of the Company’s first quarter supplemental package.

Operations

Same-store NOI increased 5.6 percent year-over-year in the first quarter of 2014 driven by same-store revenue growth of 4.5 percent against a 2.2 percent increase in same-store expenses. Same-store physical occupancy was 96.2 percent as compared to 95.7 percent in the prior year period. The annualized rate of turnover decreased 120 basis points year-over-year to 44.1 percent in the quarter.

Summary of Same-Store Results First Quarter 2014 versus First Quarter 2013

Region	Revenue Growth	Expense Growth/ (Decline)	NOI Growth/ (Decline)	% of Same-Store Portfolio(1)	Same-Store Occupancy(2)	Number of Same-Store Homes(3)
West	6.6%	2.8%	8.1%	39.6%	95.4%	11,847
Mid-Atlantic	1.1%	4.4%	(0.3)%	25.6%	96.4%	9,578
Southeast	4.6%	(0.4)%	7.3%	18.0%	96.6%	9,515
Northeast	4.8%	0.5%	6.5%	9.5%	96.6%	1,879
Southwest	5.4%	0.7%	8.5%	7.3%	96.6%	3,998

Total	4.5%	2.2%	5.6%	100.0%	96.2%	36,817

(1)	Based on Q1 2014 NOI.
(2)	Average same-store occupancy for the quarter.
(3)	During the first quarter, 36,817 apartment homes, or approximately 89 percent of 41,455 total consolidated apartment homes (versus 52,567 apartment homes inclusive of joint ventures and development pipeline homes upon completion), were classified as same-store. The Company defines QTD same-store as all multifamily communities owned and stabilized for at least five consecutive quarters as of the beginning of the most recent quarter.

Sequentially, first quarter results followed typical seasonal trends with the Company’s same-store NOI decreasing by 0.1 percent on revenue growth of 0.7 percent and a 2.5 percent increase in expenses.

Development and Redevelopment Activity

In the first quarter, the Company completed three development communities containing 891 apartment homes in San Francisco, CA, College Park, MD and Mission Viejo, CA at an aggregated estimated cost of $295 million.

At the end of the first quarter, the Company’s development pipeline totaled $1.1 billion and was expected to produce a weighted average spread between estimated stabilized construction yields and current market cap rates near the midpoint of the Company’s 150 to 200 basis point targeted range. The pipeline is 65 percent funded. Of the remaining $671 million in development projects left to complete, $183 million is expected to be completed in 2014, $326 million in 2015 and the remainder in 2016.

During the first quarter, the Company completed the redevelopment of 138 homes at an aggregated cost of $11.3 million at its Rivergate and 27 Seventy Five Mesa Verde projects.

Transactional Activity

In January 2014, the Company,

•	Acquired Pacific City, a 17-acre land site in Huntington Beach, CA for $78 million. The site is entitled for the development of 516 apartment homes, has immediate access to the Pacific Coast Highway and is only three blocks from the Huntington Beach Pier; and

•	Sold Presidio at Rancho del Oro, a 264 home community located in North County San Diego for $48.7 million. The 27 year-old property had average revenue per occupied home of $1,485 in the fourth quarter of 2013 and was sold at a 5.4 percent cap rate.

Joint Venture / Partnership Investment Activity

On March 31, 2014, the Company sold its minority ownership interests in two small operating communities located in Los Angeles, CA to MetLife. The two communities had a market value of approximately $85 million based on a 3.8% cap rate on estimated 2014 NOI. On April 21, 2014, the Company increased its ownership interest in the remaining six operating communities in the UDR / MetLife I Joint Venture from 12 percent to 50 percent. The six communities were contributed to the UDR / MetLife II Joint Venture. These condo-quality communities represent a mix of high-rise, mid-rise and garden style product, are primarily located in the Company’s coastal core markets, and had an aggregate market value of approximately $505 million based on a 4.8% cap rate on estimated 2014 NOI. Each of the communities was built between 2008 and 2010. In total, the market value of the eight operating communities in both transactions was $590 million based on a weighted average cap rate of 4.6 percent on estimated 2014 NOI. The Company paid MetLife approximately $79 million, net, for the additional ownership interests and will continue to manage the operating properties that were contributed to the UDR / MetLife II Joint Venture as well as the two operating communities in which it sold its minority ownership interests.

Debt attributable to the six operating communities that the Company increased its ownership interest in totals $284 million, carries an average interest rate of 4.8 percent and an average term of 7.4 years.

Seven potential development land sites remain in the UDR / MetLife I Joint Venture of which the Company’s ownership interest is approximately 4 percent. Additional details on the transactions are provided in the following table.

					Pre-Transaction		Post-Transaction
Community	Location	Homes	Rev. per Occup. Home (1)	Occup.(1)	UDR Own. Interest	JV	UDR Own. Interest	JV
Acquired Ownership Interest
Strata	San Diego	163	$3,604	96.2%	14%	ML I	50%	ML II
717 Olympic	Los Angeles	151	3,786	94.4%	18%	ML I	50%	ML II
Cirque	Dallas	252	2,376	96.2%	19%	ML I	50%	ML II
Crescent Falls Church	Arlington, VA	214	2,998	94.9%	9%	ML I	50%	ML II
Lodge at Ames Pond	Tewksbury, MA	364	1,750	95.3%	9%	ML I	50%	ML II
Towson Promenade	Towson, MD	379	1,738	94.0%	9%	ML I	50%	ML II

Total		1,523	$2,563	95.2%	12%		50%

Sold Ownership Interest
Ashton Westwood	Los Angeles	58	$6,342	92.1%	9%	ML I	0%	N/A
Viridian	Los Angeles	60	4,018	89.3%	16%	ML I	0%	N/A

Total		118	$4,817	90.2%	12%		0%

(1)	Average for 1Q 2014.

Balance Sheet

At March 31, 2014, the Company had $628 million in availability through a combination of cash and undrawn capacity on its credit facilities.

The Company’s total indebtedness at March 31, 2014 was $3.6 billion. The Company ended the quarter with fixed-rate debt representing 81 percent of its total debt, a total blended interest rate of 4.0 percent and a weighted average maturity of 4.3 years. The Company’s leverage was 39.9 percent versus 39.4 percent a year ago, net debt-to-EBITDA was 7.2x versus 7.3x a year ago and fixed charge coverage was 3.2x versus 3.0x a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the first quarter of 2014 in the amount of $0.26 per share. The dividend will be paid in cash on April 30, 2014 to UDR common stock shareholders of record as of April 9, 2014. The first quarter 2014 dividend will represent the 166th consecutive quarterly dividend paid by the Company on its common stock.

On an annualized declared basis, the Company’s $1.04 per share 2014 dividend represents an 11 percent increase versus 2013.

Outlook

For the second quarter of 2014, the Company has established the following guidance ranges:

•	FFO per share: $0.36 to $0.38

•	FFO as Adjusted per share: $0.36 to $0.38

•	AFFO per share: $0.31 to $0.33

For the full-year 2014, the Company has reaffirmed its previously provided guidance ranges:

•	FFO per share: $1.47 to $1.53

•	FFO as Adjusted per share: $1.47 to $1.53

•	AFFO per share: $1.30 to $1.36

•	Annualized Declared Dividend per share: $1.04

For the full-year 2014, the Company has reaffirmed its previously provided same-store growth guidance ranges:

•	Revenue: 3.50% to 4.25%

•	Expense: 2.75% to 3.25%

•	Net operating income: 3.75% to 5.00%

•	Physical occupancy: 96.0%

The Company will reevaluate its full-year 2014 earnings and same-store growth assumptions on its second quarter 2014 earnings conference call.

Additional assumptions for the Company’s second quarter and full-year 2014 guidance can be found on Attachment 15 of the Company’s first quarter Supplemental Financial Information.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company’s website at www.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on April 29, 2014 to discuss first quarter results. The webcast will be available on UDR’s website at www.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-941-8609 for domestic and 480-629-9692 for international and provide the following conference ID number: 4676019.

A replay of the conference call will be available through May 29, 2014, by dialing 800-406-7325 for domestic and 303-590-3030 for international and entering the confirmation number, 4676019, when prompted for the pass code.

A replay of the call will be available for 30 days on UDR’s website at www.udr.com.

Full Text of the Earnings Report and Supplemental Data

Internet — The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at www.udr.com.

Mail — For those without Internet access, the first quarter 2014 earnings report and Supplemental Financial Information will be available by mail or fax, on request. To receive a copy, please call UDR Investor Relations at 720-348-7762.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2014, UDR owned or had an ownership position in 52,567 apartment homes including 1,321 homes under development. For over 41 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.